Exhibit 7.1

U.S. Securities and Exchange Commission

100 F Street NE

Washington, DC 20549

We have read Item 4.02 of Form 8-K dated April 11, 2024 of Conduit Pharmaceuticals Inc. and agree with the statements concerning our firm therein. We have no basis to agree or disagree with other statements of Conduit Pharmaceuticals Inc. contained therein.

Sincerely,

/s/ Marcum LLP

Marcum LLP